Exhibit 6.10

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made and entered into effective as of November_, 2022, by and among HENRY PRATT COMPANY, LLC, a Delaware limited liability company ("Seller"), and TERRACYCLE US, LLC, a Delaware limited liability company ("Purchaser").

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement effective as of July 13, 2022 (the "Agreement"), as amended, pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain real property located at 401 S Highland Avenue, Aurora, Kane County, Illinois (the "Property") and as more particularly described on Schedule l. l(a) attached to the Agreement, on the terms and conditions set forth in the Agreement;

WHEREAS, the parties desire to amend and modify certain terms and provisions of the Agreement, as set forth hereinbelow.

NOW, THEREFORE, for and in consideration of ten dollars ($10.00), the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, agree as follows:

1.            The recitations and facts set forth above are true, accurate and complete and are incorporated herein by this reference. Any term used herein and not defined in this Amendment shall have the meaning ascribed thereto in the Agreement.

2.            Outside Closing Date. Section 4.1, Time and Place, is hereby deleted in its entirety and replaced with the following:

The consummation of the transaction contemplated hereby ("Closing") shall occur through the Title Company via escrow using overnight courier and wire transfer of funds to the Title Company on or before December 2, 2022 (the "Outside Closing Date"). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. Notwithstanding the Outside Closing Date set forth above, the Closing may be held at such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the "Closing Date".

3.            Deposit of Additional Earnest Money. Within one (1) business day after the execution of this Amendment by both parties, Purchaser shall deposit with Escrow Agent the sum of $5,250,000.00 (the "Additional Deposit"). The Additional Deposit shall constitute and shall be considered part of the "Earnest Money" for all purposes under the Agreement. Notwithstanding anything in the Agreement to the contrary, from and after the date of this Amendment, all Earnest Money (including but not limited to the Additional Deposit), shall be nonrefundable to Purchaser except in the event of a default by Seller, but applicable to the Purchase Price at Closing. Any Earnest Money not needed to close the purchase (overage) shall be paid to Purchaser. If Purchaser fails to deposit the Additional Deposit within the time provided above for such deposit to be made, then Purchaser shall be in default under the Agreement.

4.            Except as specifically modified herein, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect, and are hereby ratified and confirmed by the parties hereto. Time is of the essence hereof.

5.         This Amendment may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, provided all are identical in all other respects, and all of which taken together shall constitute one and the same agreement. The parties agree that a signed copy of this Amendment sent by facsimile or an Adobe Acrobat PDF file sent bye mail shall be deemed an original, but the parties agree to circulate an original for signature at a later point in time upon the request of either party.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

SELLER:

HENRY PRATT COMPANY, LLC,
a Delaware limited liability company

By:	Marietta Edmunds Zakas	(SEAL)
Name:	Marietta Edmunds Zakas
Title:	Executive VP and Chief Financial Officer

PURCHASER:

TERRACYCLE US, LLC,
a Delaware limited liability company

By:	/s/ [illegible]	(SEAL)
Name:	[illegible]
Title:	Chief Administrative Officer

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